Exhibit T3B-3

SECOND AMENDMENT TO

OPERATING AGREEMENT

OF

PERFORMANCE DRILLING COMPANY, LLC

THIS SECOND AMENDMENT TO OPERATING AGREEMENT is made and entered into as of March 12, 2010 (the “Effective Date”).

WHEREAS, the sole Member of the Company desires to amend the Operating Agreement of the Company dated March 14, 2006 (the “Operating Agreement”), as amended by that certain first Amendment to the Operating Agreement dated October 31, 2006, to allow the Manager to delegate certain authority to officers of the Company as set forth below;

NOW, THEREFORE, the following amendments to the Operating Agreement shall be effective as of the Effective Date:

1.	Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement.

2.	Amendment to Section 5.02. Section 5.02 of the Operating Agreement is amended and restated as follows:

5.02 Management.

(a)

The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage and control the business of the Company to the best of their ability. Except as limited by this Agreement, or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Agreement or the Act.

(b)

Without limiting the generality of the foregoing in any way, the Manager shall also have the power and authority to delegate to one or more other persons powers to manage or control the business and affairs of the Company, including without limitation the power to delegate to agents and employees of the Company or to delegate by agreement to other persons. By accepting the position of Manager, the Manager shall be deemed to have delegated various powers and authority to the officers of the Company set forth herein and to such other officers as the Manager may appoint (or as appointed by other officers pursuant to delegated authority to do so).

3.	Amendment. The Operating Agreement is further amended by adding the following Section 5.05 to Article V thereof:

5.05 Officers. The officers of the Company shall be appointed by the Manager and may be a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Treasurer and a Secretary and any other officers the Manager appoints as described below. Any number of offices may be held by the same person. No officer need be a Member or Manager of the Company.

4.	Amendment. The Operating Agreement is further amended by adding the following Section 5.06 to Article V thereof:

5.06 The President. The President shall be the chief executive officer of the Company and shall see that all orders and resolutions of the Manager are carried into effect. He or she shall manage and administer the Company’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. The President shall preside at all meetings of the Members, if so directed by the Manager. The President shall have general supervision and management of the business policy of the Company. He or she shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company and, conveyances of real estate. The President shall have the authority to cause the employment or appointment of such employees and agents of the Company as the conduct of the business of the Company may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the Manager. The President shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

5.	Amendment. The Operating Agreement is further amended by adding the following Section 5.07 to Article V thereof:

5.07 Additional Officers. The Manager may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Manager. The Manager from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him, with or without cause.

6.	Ratification of Operating Agreement. The Operating Agreement, as amended hereby, remains in full force and effect and is ratified.

IN WITNESS WHEREOF, the Sole Member has executed this Agreement effective as of the Effective Date.

[O & G LEASING, LLC]

By:	/s/ Ben O. Turnage
Ben O. Turnage, Manager

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